COVENANT TRANSPORT ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS, PROPOSED NAME CHANGE FOR HOLDING COMPANY

CHATTANOOGA, TENNESSEE - April 23, 2007 - Covenant Transport, Inc. (Nasdaq/:CVTI) announced today financial and operating results for the quarter ended March 31, 2007. Additionally, the Company announced a proposed name change for the Nevada-based holding company from Covenant Transport, Inc. to Covenant Transportation Group, Inc.

Financial and Operating Results
For the quarter, total revenue increased 9.8%, to $166.4 million from $151.5 million in the same quarter of 2006. Freight revenue, which excludes fuel surcharges, increased 10.9%, to $143.5 million in the 2007 quarter from $129.4 million in the 2006 quarter. The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company experienced a net loss of $2.1 million, or ($.15) per share, in the 2007 quarter compared with a net loss of $884,000, or ($.06) per share, for the first quarter of 2006.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments: “During the first quarter we continued to implement major actions in pursuit of our business realignment. Some of these actions had negative effects on the quarter and, when combined with a weak freight market and unusually severe winter weather, produced disappointing results. Nevertheless, we are seeing signs of operational improvement and remain committed to building the right foundation for the longer term.

“From a revenue perspective, the first quarter freight market featured a decline in truck tonnage and numerous requests for bid packages from customers. In addition, harsh weather throughout the month of February and early March resulted in lost revenue opportunities and increased expenses as large portions of our fleet were idled at certain times. Despite those challenges, Covenant was able to increase average freight revenue per tractor per week by 1.8%, to $2,992 in the 2007 quarter versus $2,938 in the 2006 quarter. The improvement reflected a combination of a 1.2% increase in average miles per tractor and a 0.8% increase in average freight revenue per total mile. We believe the major reasons for the increase in miles were an increase in the percentage of our fleet manned with drivers, due to a combination of greater driver supply and lower driver turnover, and a more efficient network in our OTR/Regional service offering. In addition, an increase in volume from freight brokers increased our average freight revenue per mile, because fuel surcharges are not separately stated in broker rates and are instead included in revenue per mile.

“From an expense perspective, insurance and claims stood out as a major positive, as our experience during the quarter was excellent and continued to produce lower claims. Additionally, consistent with the first quarter of 2006, we received a $1.0 million rebate from our insurance carrier, as a retroactive adjustment for a good claims year. For the remainder of the year, assuming continued positive claims experience, we expect our insurance and claims expense should be in the range of 7.5 to 8.5 cents per mile, trending towards the lower end of that range.

“Unfortunately, the positive claims experience was more than outweighed by negative comparisons in total compensation expense, net fuel costs, gain (loss) on sale of revenue equipment, and finance costs. As a result, our after tax cost per mile increased approximately $.035 per mile or 2.6% over the first quarter of 2006. Total compensation expense increased approximately $.034 per mile. The news here was mixed, as a portion of the increase was attributable to improved driver retention that resulted in higher wages for more experienced drivers and also to salaries for personnel in our brokerage subsidiary, which is profitable but does not generate miles. The remainder of the increase was largely attributable to severance payments and additional headcount related to the business realignment.

“Fuel costs, net of surcharges collected, increased because of somewhat higher fuel prices that rose toward the end of the quarter as well as a lower surcharge collection rate due to the percentage of broker freight hauled. Our total miles traveled increased about 9% while our fuel surcharge revenue only increased 3%. The net effect was that our fuel costs, net of surcharge, increased about $.014 per mile.

“We also experienced increased costs in the capital side of our business. Due to the acquisition of Star Transportation in September 2006, interest expense increased approximately $1.9 million and non-cash amortization of intangibles increased about $300,000. In addition, a softer market for used equipment resulted in a loss of $340,000 in the 2007 quarter compared to a gain of $140,000 in the 2006 quarter, for a negative impact of about $.02 per share.

“From an equipment perspective, we believe our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.5 years and an average trailer age of 2.8 years. The used equipment market softened during the first quarter of 2007, with the result that we sold fewer trucks and trailers than planned. The combination of slower disposition of backlog and new dispositions from our 2007 trade plan has increased the overall balance of assets held for sale to $26.5 million as of March 31, 2007. We continue to believe that we will sell our current tractor inventory by the summer of 2007, while disposing of the current trailer inventory could continue through the remainder of the year. In addition, we are actively pursuing the disposal of real estate associated with three closed terminals and hope to have such disposals completed by the end of the year, as well.

“At March 31, 2007, our total balance sheet debt was $164.5 million and our stockholders’ equity was $186.6 million, for a total debt-to-capitalization ratio of 47% and a book value of $13.32 per share. As compared with year end 2006, balance sheet debt increased by $4.6 million, while financing under operating leases decreased by a present value of approximately $21.6 million. The decrease in the off-balance sheet financing was largely driven by reducing the size of our trailer fleet during the first quarter of 2007. Assuming that we proceed as planned with minimal new tractor and trailer purchase activity during 2007, that we dispose of assets held for sale during 2007 at expected prices, and that we do not complete any business acquisitions, we expect our capital expenditures, net of proceeds of dispositions, to drop to a range of $10 million to $15 million from $100 million in 2006.”

Update on Business Realignment
Mr. Parker continued, commenting on the Company’s ongoing business realignment: “We are now approximately 21 months into our business realignment, which was expected to be a multi-year effort to implement. Our three main operational objectives for the first half of 2007 are (1) to assimilate Covenant’s former Temperature Control service offering into SRT (single-driver trucks) and Covenant’s Expedited service offering (team-driver trucks), (2) to improve the average freight revenue per tractor per week in Covenant’s Dedicated service offering through contract negotiations, and (3) to significantly improve the average freight revenue per tractor per week of Covenant’s OTR/Regional service offering fleet by concentrating its downsized fleet in more profitable lanes. We made good progress toward all of these goals during the first quarter.

“The assimilation of Covenant’s Temperature Control service offering into SRT and Expedited has gone very well. SRT has nearly all of its trucks manned and expects to gradually reduce its dependency on broker freight throughout the year.

“On the Dedicated side, as of March 31, we have renegotiated 83% of Covenant’s Dedicated service offering contracts with more favorable terms, and we expect to negotiate most of the remainder during the next few quarters. We also addressed a problem on one dedicated fleet that temporarily idled about 50 trucks, but we believe this has been solved. Although we have high expectations for the rest of the year, the soft freight environment has begun to impact the dedicated arena, as well as more customers are attempting to take advantage of the soft freight market. On the other hand, the bid pipeline for dedicated business continues to look very promising.

“As a final point, we are beginning to see the results of our efforts on the OTR/Regional service offering. We believe the network is beginning to stabilize, represented by an approximately 14% increase in average freight revenue per tractor per week compared with the first quarter of 2006. Still, our OTR/Regional service offering has a long way to go.”

Outlook for 2007
Mr. Parker offered the following comments concerning the company’s expectations for 2007. “In January we had announced a primary goal for the full year of 2007 of improving our operating ratio by 100 to 200 basis points versus the full year of 2006. Due to slower than anticipated freight volumes and the resulting concern regarding capacity supply and demand in the marketplace, our goal for 2007 may be difficult to achieve, although we have not formally changed that goal. We intend to continue to evaluate the allocation of our assets across service offerings and to aggressively reduce costs where possible to improve margins.”

Proposed Holding Company Name Change
Additionally, Mr. Parker announced the planned change of name for the holding company. “After much thought about the evolution of the Company over the past few years, we felt the current name of the public entity created some confusion and did not appropriately reflect the broadening corporate structure of the Company. In recognition of the contributions of each service offering and subsidiary, we have asked the stockholders to approve a change in the name of the Nevada-based holding company from Covenant Transport, Inc. to Covenant Transportation Group, Inc. We expect our class A common stock to continue to trade under the symbol “CVTI.” I believe this name change will clarify roles, responsibilities and corporate entity names as we move the Company forward.”

The Company will host a conference call tomorrow, April 24 at 1:30 p.m. Eastern Time to discuss the quarter. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 5833986. An audio replay will be available for one week following the call at 800-642-1687, access code 5833986. For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas, and Star Transportation of Nashville, Tennessee. The group operates one of the ten largest fleets in North America as measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements relating to expectations concerning insurance and claims expense, the schedule for revenue equipment and terminal dispositions, capital expenditures, the bid pipeline in the dedicated arena, schedule for replacing Dedicated service offering contracts, the stabilization of our Regional freight, and the likelihood of achieving our 2007 operating ratio goal are all forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and terminal facilities that impact our capital expenditures and our ability to dispose of revenue equipment and terminals on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; our ability to successfully integrate Star Transportation into our consolidated group; our ability to successfully manage the downsizing of a portion of our operations at Covenant Transport; our ability to improve the performance of our Regional service offering and to cause the performance of SRT and Star to return to historical levels; our ability to integrate the former operations of our Covenant Refrigerated service offering into our SRT and Expedited Long-Haul operations; our success in restructuring the company’s operations around the identified service offerings; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer  (423) 825-3336
hogjoe@covenanttransport.com

Donald Rutledge, Director of Finance and Business Development (423) 822-4540
rutdon@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant     (423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended March 31,
($000s)	2007	2006	% Change
Freight revenue	$143,542	$129,434	10.9%
Fuel surcharge revenue	22,850	22,091
Total revenue	$166,392	$151,525	9.8%

Operating expenses
Salaries, wages and related expenses	67,422	58,642
Fuel expense	45,990	41,915
Operations and maintenance	9,598	8,497
Revenue equipment rentals and
purchased transportation	15,461	14,678
Operating taxes and licenses	3,879	3,302
Insurance and claims	6,255	8,226
Communications and utilities	2,115	1,591
General supplies and expenses	5,682	4,304
Depreciation and amortization	12,734	10,000
Total operating expenses	169,136	151,155
Operating income	(2,744)	370
Other (income) expenses:
Interest expense	3,032	1,144
Interest income	(115)	(137)
Other	(82)	(53)
Other expenses, net	2,835	954
Income (loss) before income taxes	(5,579)	(584)
Income tax expense (benefit)	(3,509)	300
Net income (loss)	$(2,070)	$(884)

Basic earnings (loss) per share	$(0.15)	$(0.06)
Diluted earnings (loss) per share	$(0.15)	$(0.06)
Weighted avg. common shares outstanding	14,005	13,985
Weighted avg. common shares outstanding
adjusted for assumed conversions	14,005	13,985

Operating statistics excludes fuel surcharges

Net margin as a percentage of freight revenue	-1.44%	-0.68%
Average freight revenue per loaded mile	$1.506	$1.489	1.1%
Average freight revenue per total mile	$1.351	$1.340	0.8%
Average freight revenue per tractor per week	$2,992	$2,938	1.8%
Average miles per tractor per period	28,475	28,136	1.2%
Weighted avg. tractors for period	3,686	3,426	7.6%
Tractors at end of period	3,693	3,438	7.4%
Trailers at end of period	9,524	8,507	12.0%

	March 31, 2007	Dec. 31, 2006
Total assets	$480,866	$475,094
Total equity	$186,584	$188,844
Total balance sheet debt, including current maturities	$164,481	$159,881
Debt to Capitalization Ratio	46.9%	45.8%